EXHIBIT 99.1
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C-1860
Contacts: Media - Greg Guest (404) 652-4739 Robin Keegan (404) 652-4713 Investors - Meg Nollen (404) 652-4720 Richard Perkins (404) 652-4721

Date: Dec. 4, 2003
GEORGIA-PACIFIC PRICES SENIOR NOTES OFFERING

              ATLANTA -- Georgia-Pacific Corp. (NYSE: GP) today announced that it has priced its senior notes offering, consisting of $500 million of 8 percent 20-year senior notes due 2024, at par. The company expects to close the offering on or about Dec. 11, 2003.

Georgia-Pacific intends to use the net proceeds from this offering to repay bank debt.

              These senior notes were offered in an unregistered offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933. The senior notes will not be registered under the Securities Act of 1933 or the securities laws of any state, and may not be offered or sold in the United States or outside the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and any applicable state securities laws.

              This news release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

              This news release contains forward-looking statements concerning Georgia-Pacific's offering and subsequent exchange offers. The closing of the offering and related financing transactions discussed herein are subject to customary closing conditions and other factors. The forward-looking statements are subject to these and other risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

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News

              Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers of tissue, packaging, paper, building products, pulp and related chemicals. With 2002 annual sales of more than $23 billion, the company employs approximately 61,000 people at 400 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri®, Green Forest® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific's building products business has long been among the nation's leading suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. For more information, visit www.gp.com.

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